Exhibit 10.39

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

DAVIDsTEA (USA) INC., a Delaware corporation

(the “Corporation”)

-and-

CHRISTINE BULLEN

(the  “Executive”)

WHEREAS the Corporation and the Executive have agreed to enter into an Executive Employment Agreement effective on (date to be confirmed in writing and be a day between May 2 and May 30, 2016), (the employment start date);

WHEREAS the Corporation wishes to employ the Executive on the terms and conditions set forth below;

AND WHEREAS the Executive wishes to be so employed by the Corporation;

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1.	Definitions.

For the purposes of this Agreement, the following definitions shall apply unless the context or subject matter is inconsistent therewith:

(a)

“Affiliate” means, with respect to any Person (the “first party”), any other Person that directs or indirectly controls, or is controlled by, or is under common control with, such first party, and “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such first party; or (ii) otherwise direct the management or policies of such first party by contract or otherwise;

(b)	''Agreement'' means this Executive Employment Agreement, as amended, supplemented or modified in writing from time to time;

(c)	“Base Salary” has the meaning set forth in Section 3.1;

(d)

“Basic Payments” means an amount equal to the aggregate of the Executive’s (i) earned but unpaid Base Salary, (ii) unpaid business expense reimbursement, (iii) amount payable for unused vacation days, and (iv) earned but unpaid performance bonus for the year preceding the year during which the termination of the Executive’s employment occurs;

(e)	“Board” means the board of directors of DTI, as constituted from time to time;

(f)	“Business Day” means any day other than a Saturday, Sunday or any other day on which principal commercial banks are not open for business in Montreal, Quebec or Boston, Massachusetts;

(g)	“Change in Control” means the occurrence of any of the following events:

(i)

any person (within the meaning of Section 3(a)(9) of the Exchange Act)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), excluding (a) the Corporation, (b) any subsidiary of the Corporation, (c) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation, together with all affiliates and associates (as such terms are used in Rule 12b-2 under the Exchange Act) of such person, directly or indirectly becomes the beneficial owner (within the meaning of Rule 13d- 3 under the Exchange Act) of, or acquires control or direction directly or indirectly over, securities of the Corporation representing 50% or more of the total votes eligible to be voted for the election of directors or trustees (“Voting Power”) attached to the Corporation’s then outstanding securities;

(ii)

within any 12-month period (not including any period prior to the date the Plan was initially adopted), individuals who constitute the Board at the beginning of such period and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election to the Board or nomination for election was approved by a majority of the directors then still in office who either (a) were directors at the beginning of the period or (b) whose election or nomination for election was previously so approved cease to constitute at least a majority of the Board or the board of directors of any successor to the Corporation;

(iii)	the consummation of the merger, amalgamation, arrangement or consolidation of the Corporation with any other company; or

(iv)	the complete liquidation of the Corporation or the sale or disposition by the Corporation of all or substantially all of the Corporation's assets;

(v)

provided, however, that notwithstanding clauses (i), (iii) or (iv) of this definition a Change in Control shall not be deemed to have occurred if immediately following the transaction described in clause (i), (iii) or (iv) of this definition: (A) the holders of voting securities of the Corporation that immediately prior to the consummation of such transaction represented more than 50% of the combined Voting Power including any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation in existence prior to the transaction hold (x) securities of the entity resulting from such transaction (the “Surviving Entity”) that represent more than 50% of the combined Voting Power of the then outstanding securities of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, and (B) no person (as defined in clause (i) of this definition), including any group (as defined in clause (i) of this definition), excluding any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation in existence prior to the prior to the transaction, together with all affiliates and associates (as those terms are defined in clause (i) of this definition), is directly or indirectly the beneficial owner (as defined in clause (i)  of this definition) of, or exercises control or direction directly or indirectly over, 50% or more of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control'' to the “Corporation” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

(h)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

(i)	“DTI” means DAVIDs TEA Inc., a Canadian Corporation;

(j)

“Good Reason” means (i) a material reduction of the Executive's duties or responsibilities, including reporting responsibilities, without her express written consent, (ii) a material reduction in the Executive's total compensation, (iii) any relocation, at the sole discretion of the Corporation, of the Executive's principal office to a location which is more than 100 miles from the Corporation’s U.S. office in the Greater Boston Area or any other area as determined from time to time in writing by the parties, or (iv) any other state of fact, act, omission, breach or default, giving rise to a constructive dismissal under law; and

(k)	“Person” means an individual, partnership, unincorporated association, organization, syndicate, corporation, trustee, executor, administrator or other legal or personal representative.

ARTICLE 2 - POSITION AND TERM

1.1.	Term

This Agreement will be effective as of (date to be confirmed in writing and be a day between May 2 and May 30, 2016) and will terminate as provided in Article 4 of this Agreement.

1.2.	Title and Position.

(a)	The Corporation shall employ the Executive as the Managing Director, U.S.A.

(b)	As Managing Director, U.S.A, the Executive will be responsible for the p and 1 of all business channels (retail stores, web/e-comm, HRI, etc.) in the territory of the U.S.A.

(c)

As Managing Director, U.S.A, the Executive shall have the powers and authority and perform the duties and functions typically performed by the head of a country business unit / division and shall report to and be subject to the direction of the President & Chief Executive Officer of the Corporation and DTI.

1.3.	Full and Faithful Service.

(a)

The Executive shall devote her full time and attention and her best efforts to the business and affairs of the Corporation and its Affiliates, and will ensure that she is not at any time engaged in conduct which would constitute a conflict with the interests of the Corporation or any of its Affiliates.

(b)During her employment with the Corporation, except as contemplated in Subsections 2.2(b) and 2.3(c), the Executive shall not engage in any other employment or gainful occupation, undertake any other business, or be a director, officer or agent of any other company, firm or individual without the express prior written consent of the Board's Human Resources committee.

(c)During the term of this Agreement, the Executive may act as a director and in a similar capacity for such other organizations as may be agreed between the Executive and the Board's Human Resources Committee, to the extent such service is reasonable in time and provided that such activities do not interfere with Executive's duties hereunder.

1.4.	Place of Employment.

The Executive's base for providing her services under this Agreement shall be her home at 27 Greenleaf Dr. Exeter, NH 03883, U.S.A. unless both parties agree otherwise in writing. Notwithstanding the foregoing, the Executive shall travel from time to time to such locations as may be necessary or desirable in connection with her duties hereunder, including DTI's principal business offices located in Canada. This position requires regular travel across the U.S.A with regular periodic travel to our Store Support Centre in Montreal, Canada.

1.5.	Work Permit

If a work permit is required for the Executive to enter the territory of Canada for the purposes of discharging her duties as an Executive of the Corporation, such permit shall be obtained by the Executive, with the Corporation's support. Pending obtainment of such permit, the Executive shall discharge these duties from her base in in the U.S.A. The Executive has no reason to believe that she will be denied a work permit to enter the territory of Canada.

ARTICLE 3 - COMPENSATION AND BENEFITS

1.1.	Base Salary.

The annual base salary (the “Base Salary”) of the Executive shall be US$310,000. The Executive's Base Salary shall be reviewed annually by the Board (or its human resources committee, as applicable) following the Executive's annual performance review and shall be such amount as is established by the Board (or its human resources committee, as applicable) from time to time. The Executive's Base Salary shall be payable by the Corporation to the Executive in arrears on a regular payroll basis.

1.2.	Performance Bonus.

The Executive shall be eligible for an annual cash performance bonus with a target amount representing 30% of the Executive's annual Base Salary. The annual cash performance bonus at target shall be payable to the Executive in the event that the Board (or its human resources committee, as applicable) determines, in its sole discretion, that the performance milestones established by the Board (or its human resources committee, as applicable) near the beginning of each fiscal year have been achieved for such year. The Executive's annual cash performance bonus may exceed the target amount and be up to 60% of the Executive's Base Salary in the event that the Board (or its human resources committee, as applicable) determines, in its sole discretion, that the actual performance has significantly exceeded performance milestones determined by the Board (or its human resources committee, as applicable). The Executive's annual cash performance bonus for each year, if any, will be determined by the Board (or its human resources committee, as applicable) following the Executive's annual performance review. For fiscal 2016 cash performance bonus, the 30% target will be used as a minimum to calculate the payout. In addition, the fiscal 2016 bonus will be prorated based on time worked in fiscal 2016.

1.3.	Long Term Incentives

The Executive shall be eligible to participate in the Company's Long Term Incentive Plan with an annual grant compensation value (not face value) target amount representing approximately 35% of her base salary up to a potential maximum of 50%. The Executive’s annual Long Term Incentive Grant for each year, if any, will be determined by the Board (or its human resources committee, as applicable).

1.4.	Vacation

The Executive shall be entitled to four (4) paid vacation weeks per year in accordance with the Corporation’s policies and practices (as they may be amended and implemented from time to time) and the timing of vacations shall be determined with a view to the needs of the Corporation and its Affiliates from time to time. Accumulated vacation time may not be carried forward except with the prior written approval of the Board’s Human Resources committee.  For fiscal 2016, the executive shall be entitled to two (2) paid    vacation weeks.

1.5.	Expense Reimbursement.

The Corporation shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of her day-to-day duties under this Agreement.

1.6.	Medical, Health and Insurance Benefits.

As of the effective date of this agreement, the Executive (and her eligible dependents) is eligible to participate in the corporation's medical, health and insurance benefit program.

1.7.	Indemnification Agreement; D&O Insurance.

After commencing, DTI and the Executive will enter into an Indemnification Agreement in the form provided to the Executive in connection with the execution of this Agreement.

The Executive will be covered by the Corporation’s D&O insurance to cover her liability, if applicable, as director and/or officer of the Corporation and its subsidiaries.

1.8.	Special, one-time hire-on LTIP grant

The Executive shall receive a special, one-time hire on grant with an estimated target value at grant of $465,000 USD. The value of this grant will be delivered 50% as no statutory stock options and 50% as restricted share units as per DTI’s 2015 Omnibus Equity Incentive Plan and the related award agreements. The grant date will be the Executive’s start date and the share price will the closing price of the Corporation’s share on the NASDAQ on the start date while the Black-Scholes value as set by DTI’s Human Resources committee of the Board will be used to calculate the actual number of RSUs and stock options that the target value at grant provides. Vesting for the stock option portion of this grant will be 25% after each of the yearly anniversaries from the grant date. Vesting for the RSU award will be: 25% after 1  year from the grant date, 25% after 2 years, and the remaining 50% at the expiry of the 3rd year after the grant date.

1.9.	No Other Benefits.

The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or as agreed to in writing by the Corporation.

ARTICLE 4 - TERMINATION

1.1.	Termination of Employment.

The Executive is employed by the Corporation at will and her employment may be terminated by the Corporation at any time by written notice to the Executive, subject only to the severance entitlements provided in this Agreement.

1.2.	Termination by the Corporation for Cause.

The Corporation may immediately terminate the employment of the Executive at any time for Cause by written notice to the Executive. Without limiting the foregoing, any one or more of the following events shall constitute “Cause”:

(a)fraud, misappropriation, embezzlement or reckless or willful destruction of the Corporation's property or other similar behavior by the Executive;

(b)material violation by the Executive of applicable securities legislation or stock exchange rules, provided, however, that where such violation is of such a nature that it can be cured, such violation shall not constitute Cause if it is cured within 20 days of the Executive becoming aware of its occurrence;

(c)any material neglect of duty or misconduct of the Executive in discharging any of the Executive's duties and responsibilities hereunder that is not cured within 20 days of the Executive becoming aware of its occurrence;

(d)any conduct of the Executive which is materially prejudicial to the business of the Corporation or its Affiliates;

(e)any material breach of Executive's obligations under this Agreement or any breach of any of the Corporation's or DTI's policies that is not cured within 20 days of written notification thereof to the Executive by the Corporation;

(f)any failure of or refusal by the Executive to comply with the lawful policies, rules and regulations of the Corporation or its Affiliates that is not cured by the Executive within 20 days of written notification thereof to the Executive by the Corporation; or

(g)any material breach of any statutory or common law duty of loyalty to the Corporation or its Affiliates; or

(h)conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised).

For purposes of the above definition of “Cause”, no act or omission to act shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Corporation.

If the Corporation terminates the employment of the Executive for Cause under this Section 4.2, neither the Corporation nor any of its Affiliates shall be obligated to make any further payments under this Agreement except for the Basic Payments, which shall be paid to the Executive within thirty (30) days of the date of such termination of employment.

1.3.	Termination by the Corporation Without Cause.

The Corporation may terminate the employment of the Executive at any time without Cause. In such event, subject to Section 4.8 and Section 7.7 below and subject to the Corporation receiving from the Executive a resignation from all positions then held, the Corporation shall pay to the Executive, in addition to the Basic Payments, the following payments (the “Severance Payments”) (a) six months’ Base Salary, (b) an amount equal to 6/12ths of the average annual cash performance bonus paid to the Executive for the two years immediately preceding the date of such termination of employment, and (c) an amount determined by multiplying the Executive’s target annual cash performance bonus for the year in which the Executive’s employment is terminated, by a fraction, the numerator of which is the number of days in such year that the Executive was employed by the Corporation and the denominator of which is 365. The Basic Payments shall be paid within thirty (30) days following the date of such termination of employment and, subject to Sections 4.8 and Section 7.7 below, the Severance Payments shall be paid by bi-weekly installments over the 6-month period following such termination of employment. In addition, subject to the Executive's timely election to continue participation in the Corporation’s group insurance plans (other than disability insurance plans) under COBRA, the Corporation shall pay to the Executive, on a monthly basis, an amount equal to the monthly premium cost of such participation for a period of 6 months following the termination of the Executive's employment or until the Executive commences employment with another employer, if earlier (together with the Severance Payments, the “Severance”). The Severance paid to the Executive hereunder shall be in lieu of any notice of such termination, and shall satisfy all of the Corporation’s obligations (except with respect to any outstanding equity awards then held by the Executive) arising from the termination of the Executive’s employment.

1.4.	Termination by the Executive for Good Reason.

In the event that the Executive resigns from her employment with the Corporation in accordance with Section 4.6 within ninety (90) days following the occurrence of an event constituting Good Reason, subject to Section 4.8 and Section 7.7 below and subject to the Corporation receiving from the Executive a resignation from all positions then held, the Corporation shall be required to pay to the Executive, in addition to the Basic Payments, the Severance. The Basic Payments shall be paid within thirty (30) days following the date of such termination of employment  and, subject to Sections 4.8 and Section 7.7 below, the Severance shall be paid at the same times set forth in Section 4.3 above, which Severance shall satisfy all of the Corporation's obligations (except with respect to any outstanding equity awards then held by the Executive) arising from the Executive's resignation of employment.

1.5.	No Further Entitlement upon Termination.

If the employment of the Executive is terminated under this Article 4, the Executive's employment with the Corporation shall cease and neither the Corporation nor any of its Affiliates shall be obligated to make any payments to the Executive, other than as expressly provided for in this Article 4.

1.6.	Resignation by Executive.

The Executive shall give the Corporation 30 days’ notice of the resignation of the Executive’s employment hereunder and, subject to the following sentence, the Executive’s employment shall terminate on the date specified in the notice. Upon receipt of the Executive’s notice of resignation, or at any time thereafter, the Corporation shall have the right to waive the notice period, in which event the Executive’s employment shall terminate on the date of such waiver or such other date within the notice period as may be specified by the Corporation. In the event of a waiver by the Corporation of all or any portion of the notice period, the Executive shall only be entitled to receive her salary for the portion of the notice period up to the date of termination specified in such waiver and a reasonable amount in lieu of the Executive’s benefits for that period, and the rest of the Basic Payments, which amounts shall be paid to the Executive within thirty (30) days of the date of such termination of employment.

1.7.	Termination following a Change in Control.

In the event that the Executive’s employment is terminated by the Corporation without Cause in accordance with Section 4.3 or that the Executive resigns from her employment with the Corporation for Good Reason in accordance with Section 4.4 within ninety (90) days following the occurrence of an event constituting Good Reason, provided that, in either case, such termination occurs within the 18-month period following a Change in Control of the Corporation, in lieu of installment payments provided for in Section 4.3 or 4.4, as applicable, the Severance shall be paid in a single lump sum within seventy-five (75) days following the date of such termination of employment, which shall satisfy all of the Corporation’s obligations (except with respect to any outstanding equity awards then held by the Executive) arising from such termination of employment. In addition, all outstanding stock options and other equity awards then held by the Executive will become fully vested, and exercisable or payable, as the case may be (provided that any such payment will be made no earlier than the date permitted under Section 409A), and otherwise shall remain subject to the terms and conditions thereof.

1.8.	Release and Restrictive Covenants.

(a)

Any obligation of the Corporation to provide the Executive the Severance or other benefits, including accelerated vesting of stock options and other equity awards, (for the avoidance of doubt, other than the Basic Payments) is conditioned (i) on the Executive signing and his continued compliance with the Restrictive Covenant Agreement (as defined below) in accordance with Article 5  below, (ii) on the Executive signing a release of claims in favor of the Corporation, its subsidiaries, their shareholders and their directors and officers in a form satisfactory to the Corporation, (the “Release”) following the termination of the Executive’s employment within a period of time not to exceed 45 days from the date of such termination of employment, and (iii) on the Executive not revoking the Release within the revocation period provided therein following the Executive's execution of the Release.  Except as otherwise provided in Section 7.7 of this Agreement, any payments to be made in installments pursuant to the terms of this

Agreement shall be payable in accordance with the normal payroll practices of the Corporation, with the first such payment (which shall be retroactive to the day immediately following the date of the Executive’s termination of employment) due and payable as soon as administratively practicable following the date the Release becomes effective, but not later than the date that is 60 days following the date the Executive's employment terminates.  Notwithstanding the foregoing, if the date the Executive's employment terminates occurs in one taxable year and the date that is 60 days following such termination date occurs in a second taxable year, to the extent required by Section 409A, such first payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if the Executive does not execute a Release within the period specified in this Section 4.9, or if the Executive revokes the executed Release within the time period permitted by law, the Executive will not be entitled to any Severance or other benefits (including the accelerated vesting of stock options or other equity awards) set forth in this Article 4 (other than the Basic Payments), any stock options and other equity awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to the Executive, and neither the Corporation nor any of its subsidiaries will have any further obligations to the Executive under this Agreement or otherwise.

(b)

The parties agree that the provisions of Sections 4.3, 4.4 and 4.7 are fair and reasonable and that the amounts payable by the Corporation to the Executive pursuant to Sections 4.3, 4.4 and 4.7 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment in the circumstances described therein and shall not be construed as a penalty. The Executive acknowledges and agrees that the payments pursuant to this Article 4 shall be in full satisfaction of all terms of termination of his employment. Except as otherwise provided in this Article 4, the Executive shall not be entitled to any further termination payments, notice, pay in lieu of notice, severance pay, damages or any compensation whatsoever.

1.9.	Return of Property.

Upon the termination of her employment  with  the  Corporation,  the  Executive shall promptly deliver or cause to be delivered to the Corporation  all  books,  documents  (including all copies), money, securities or other property of the  Corporation  or  its  Affiliates which  are in the possession, charge, control  or custody  of the  Executive.

ARTICLE 5 - CONFIDENTIAL INFORMATION, DISCOVERIES AND NON SOLICITATION

5.1.Non-Competition, Confidential Information, Discoveries and Non-Solicitation.

It shall be a condition to this Employment Agreement, that the Executive execute and comply with the terms of the Restrictive Covenant agreement attached hereto as a schedule, pursuant to which the Executive (a) shall not disclose confidential information of the Corporation, (b) shall not disparage the Corporation, and (c) for a period of 6 months following the Executive's termination of employment, shall not (i) solicit the employees, customers, and suppliers of the Corporation and (ii) engage in activity competitive with the business of the Corporation, it being understood that the business of the Corporation is the tea beverage specialty retail business (such agreement the “Restrictive Covenant Agreement”).

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

6.1.Representations and Warranties.

The Executive represents and warrants to the Corporation that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or the Executive’s property is bound. The Executive shall defend, indemnify and hold the Corporation and its Affiliates harmless from any liability, expense or claim (including solicitors' fees incurred in respect thereof) by any Person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this Section 6.1.

ARTICLE 7 - GENERAL CONTRACT PROVISIONS

1.1.	Governing Law.

This Agreement and the agreements contemplated herein shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. Any dispute concerning the terms of this Agreement and/or the employment relationship between the Corporation and the Executive, including the termination of that relationship, shall be resolved by arbitration, with arbitrator selection and arbitration procedures governed by the rules of the American Arbitration Association then in effect. Such arbitration shall be the exclusive means  of resolving any disputes between the parties, and the Executive expressly waives her right to a trial by jury. The decision of the arbitrator shall be final and binding upon the parties, subject to normal judicial review of arbitrator decisions as provided by law. The cost of any arbitration shall be divided equally between the Executive and the Corporation.

1.2.	Entire Agreement.

This Agreement, together with the Restrictive Covenant Agreement, the Release and the Indemnification Agreement, constitutes the entire agreement between the parties with respect to the matter herein and supersedes  all  prior agreements  relating to the subject matter hereof, if any. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by the parties.

1.3.	Severability.

Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any word, phrase, clause, sentence, article or paragraph contained in this Agreement is deemed unenforceable by any court of competent jurisdiction, such word, phrase, clause, sentence, article or paragraph shall be severed from this Agreement and the remaining words, phrases, clauses, sentences, articles and paragraphs of this Agreement shall remain in full force and effect.

1.4.	Notice.

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally, by a nationally recognized courier service, or sent by prepaid registered mail or sent via facsimile transmissions as follows:

To the Executive:

27 Greenleaf Dr.

Exeter, NH 03883

To the Corporation:

5430, rue Ferrier

Mont-Royal, QC

H4P 1M2

If delivered personally or by courier service, the notice shall be deemed to have been received on the date of delivery; if sent by registered mail, the notice shall be deemed to have been received on the fourth day of uninterrupted postal service following the date of mailing; or if sent by facsimile, the notice shall be deemed to have been received on the date of transmission, unless, in any such case, such day is not a Business Day, in which case the notice shall be deemed to have been received on the next following Business Day. Either party may change its address for notice at any time, by giving notice to the other party pursuant to this Section 7.4.

1.5.	Successors.

Neither party shall have the right to assign this Agreement without the consent of the other. This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and his personal or legal representatives, heirs and executors and shall be binding upon the Corporation and its successors.

1.6.	Taxes.

The Executive acknowledges and agrees that all payments, perquisites or benefits under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine that it should withhold pursuant to any applicable law or regulation. Nothing in this Agreement shall be construed to obligate the Corporation to compensate the Executive for adverse tax consequences associated with his compensation.

1.7.	Section 409A

(a)

The Executive and the Corporation agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended. and the regulations and guidance promulgated thereunder (“Section 409A”) to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A, to the extent applicable.

(b)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A, to the extent applicable, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (after giving effect to the presumptions contained therein) and, for purposes of any such provision of this Agreement, references to a “termination”,  “termination of employment” or like terms shall mean “separation from service”. If the Executive is deemed on the date of termination to be a “specified  employee” within the meaning of that term under Section 409A(a)(2)(B), to the extent applicable, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service”, such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month  period measured from the date of such “separation  from service”, and the date of the Executive's death (the “Delay Period”).  Upon the expiration of the De1ay Period, all payments and benefits delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first Business Day following the expiration of the Delay Period to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(c)

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, to the extent applicable, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; and (iii) such payments shal1 be made on or before the last day of the Executive's taxable year following the taxable year in which the expense occurred.

(d)	For purposes of Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)

In no event shall the Corporation or any of its affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

1.7.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

{Signature page to follow.]

IN WITNESS WHEREOF the parties have duly executed this Agreement.

SIGNED, SEALED & DELIVERED	)	Executive
in the presence of:	)
)
/s/ ILLEGIBLE	)	/s/ Christine Bullen
Witness	)	Christine Bullen

DAVIDsTEA

		By:	Marc Macdonald
Name: Marc Macdonald
Title: Chief HR Officer

		By:	Sylvain Toutant
Name: Sylvain Toutant
Title: President & CEO

DAVIDsTEA INC.
CODE OF ETHICS

FOR SENIOR MANAGERS  AND FINANCIAL OFFICERS

I.	Purpose of Code of Ethics

The purpose of this Code of Ethics for Senior Managers and Financial Officers (the “Code of Ethics”) is to promote the honest and ethical conduct of our Senior Managers and Financial Officers (described below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by DAVIDsTEA Inc. (the “Company”); and to promote compliance with all applicable rules and regulations that apply to the Company and its officers. The text of the Code of Ethics may also be found at www.davidstea.com.

II.	Introduction

This Code of Ethics is applicable to the Company's President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Secretary ((or any persons performing similar functions), together, the “Senior Managers and Financial Officers”). Senior Managers and Financial Officers are also subject to the Code of Conduct and Business Ethics applicable to all employees. References in this Code of Ethics to the Company means the Company or any of its subsidiaries.

While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our Senior Managers and Financial Officers. In this role, you are an example for other employees. Your actions, behavior and leadership should display integrity and ethical values that have not been compromised, and will therefore foster a culture of integrity and honesty on your team and throughout the entire Company. In addition, it is your responsibility to ensure that all employees with whom you work are familiar with the Employee Code of Conduct in the Staff Handbook.

Compliance with this Code is a condition to your employment and any violations of the Code of Ethics may result in disciplinary action, up to and including termination of your employment.

Waivers of this Code may be made only by the Board of Directors or a Board committee and will be disclosed in accordance with applicable law and rules under the Nasdaq Global Market.

III.	Conflicts of Interest

A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of the Company as a whole. Conflicts of interest can also arise when you take action or you or a member of your family have interests that may make it difficult for you to perform your duties to the Company effectively or when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

Improper Personal Benefits from the Company

Conflicts of interest arise when an officer or a member of his or her family receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

Financial Interests in Other Businesses

You should avoid having an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. For example, you may not own an interest in a company that competes with the Company or that does business with the Company {such as a supplier) unless you obtain the written approval of the Company's Corporate Secretary before making any such investment. However, it is not typically considered, and the Company does not consider it, a conflict of interest (and therefore prior written approval is not required) to make investments in competitors, clients or suppliers that are listed on a national or international securities exchange so long as the total value of the investment is less than one tenth of one percent (0.1%) of the outstanding stock of the corporation and the amount of the investment is not so significant that it would affect your business judgment on behalf of the Company.

Business Arrangements with the Company

Without the prior written approval of the Company's Corporate Secretary, you may not participate in a joint venture, partnership or other business arrangement with the Company.

Corporate  Opportunities

If you learn of a business or investment opportunity through your position at the Company or information you gain as a result of your position, such as from a competitor or actual or potential supplier or business associate of the Company (including a principal, officer, director or employee of any of the above), you may not participate in the business or make the investment without the prior written approval of the Company's Corporate Secretary. Such an opportunity should be considered an investment opportunity for the Company in the first instance.

Outside Employment or Activities With a Competitor

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests at the expense of the Company's interests. You may not market products or services in competition with the Company's current or potential business activities. It is your responsibility to consult with the Company's Compliance Officer to determine whether a planned activity will compete with any of the Company's business activities before you pursue the activity in question.

Outside Employment With a Supplier

Without the prior written approval of the Company's Corporate Secretary, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Without the prior written approval of the Company's Corporate Secretary, you may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide a client, supplier or anyone else in connection with its business with the Company.

Family Members Working In The Industry

If your spouse or domestic partner, your children, parents or in-laws, or someone else with whom you have a financial relationship is a competitor or supplier of the Company or is employed by one, you must disclose the situation to the Company's Corporate Secretary so that the Company may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against inadvertently disclosing the Company's confidential information and being involved in decisions on behalf of the Company that involve the other enterprise.

Fair Dealing

You should always endeavor to deal fairly with Company customers, suppliers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

If you have any doubt as to whether or not conduct would be considered a conflict of interest, please consult with the Company's Corporate Secretary.

IV.	Accurate Periodic Reports and Other Public Communications

Accuracy of Company Records and Reporting

As you are aware, full, fair, accurate, timely and understandable disclosures in our periodic reports and in our other communications is required and is essential to our continued success. Please exercise the highest standard of care in preparing such materials. We have established the following guidelines in order to ensure the quality of our periodic reports.

•	All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

•	The Company's accounting records must not contain any false or intentionally misleading entries.

•	No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information may be concealed from the internal auditors or the independent auditors.

•	Compliance with International Financial Reporting Standards and the Company's system of internal accounting controls is required at all times.

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Confidential Information

You may be entrusted with the Company's confidential business information. You are required to safeguard and use such information only for the Company's purposes. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You are expected to maintain the confidentiality of any and all such information entrusted to you by the Company or our customers.

Failure to observe this duty of confidentiality may compromise our competitive advantage over competitors and may additionally result in a violation of securities, antitrust or employment laws. It may also violate agreements providing for the protection of such confidential information. You should not discuss confidential company information outside the company with anyone, including your family.

Insider Trading Prohibited

It is illegal and against this Code of Ethics for any person, either personally or on behalf of others, to buy or sell securities while in possession of material nonpublic information or communicate (or “tip”} material nonpublic information to another person who trades in the securities on the basis of the information or who in turn passes the information on to someone who trades. Please see the Company’s Insider Trading Policy for additional details and responsibilities.

V.	Compliance with Laws and Ethics Code

You are expected to comply with both the letter and spirit of all applicable governmental rules and regulations and this Code of Ethics, and to report any suspected violations of applicable governmental rules and regulations or this Code of Ethics to the Company’s Corporate Secretary. No one will be subject to retaliation because of a good faith report of a suspected violation.  If you fail to comply with this Code of Ethics or any applicable laws or regulations, you may be subject to disciplinary measures, up to and including discharge.

No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's Senior Managers and Financial Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

CODE OF ETHICS ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for Senior Managers and Financial Officers, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company's related policies and procedures. I understand that I have an obligation to report to the Company's Corporate Secretary any suspected violations of the Code of Ethics.

I also acknowledge that I have reported any areas of non-compliance with this policy to the Compliance Officer and have summarized such areas, if any, in the section below.

/s/ C Bullen
Printed Name

/s/ C Bullen
Signature
Date
4/18/16
Date

Identification and explanation of any areas of non-compliance with the Code of Ethics for Senior Management and Financial Officers:

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Non-disparagement, confidentiality, non-compete, and non-solicitation clauses to be added to Christine Bullen's Employment Agreement

1. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Corporation, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Corporation and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Corporation) any Confidential Information obtained by you incident to your employment or any other association with the Corporation or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Corporation or any of its Affiliates, and any copies, in whole or in part, thereof (the  “Documents”),whether or not prepared by you, shall be the sole and exclusive property of the Corporation. You agree to safeguard all Documents and to surrender to the Corporation, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Corporation, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Corporation or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Corporation. You hereby assign and agree to assign to the Corporation (or as otherwise directed by the Corporation) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Corporation to assign the Intellectual Property to the Corporation (or as otherwise directed by the Corporation) and to permit the Corporation to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Corporation for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Corporation.

(d) Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Corporation and its Affiliates:

(i) While you are employed by the Corporation and during the 6-month period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Corporation or any of its Affiliates in any geographic area in which the Corporation does business or is actively planning to do business during your employment or, with respect to the portion of the Restricted Period that follows the termination of your employment, at the time your employment terminates (the  “Restricted Area”)  or undertake any planning for any business competitive with the Corporation or any of its Affiliates in the Restricted Area. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Corporation or its Affiliates, as conducted or in planning during your employment with the Corporation, in the Restricted Area. By business that is competitive with the business of the Corporate, we mean the specialty tea retail and/or tea beverage business.

(ii) During the Restricted Period, you will not directly or indirectly (a) solicit or encourage any customer of the Corporation or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Corporation or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Corporation or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Corporation or any of its Affiliates at anytime within the immediately preceding one (1)-year period or whose business has been solicited on behalf of the Corporation or any of the Affiliates by any of their officers, employees or agents within such one (1) year period, other than by form letter, blanket mailing or  published advertisement, and (z) only if you have performed work for such Person during your employment with the Corporation or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Corporation or one of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.

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(iii) During the Restricted Period, you will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Corporation or any of its Affiliates or seek to persuade any employee of the Corporation or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Corporation or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or an  “independent contractor” of the Corporation or any of its Affiliates is any person who was such at any time within the preceding two (2) years.

In signing this Agreement, you give the Corporation assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 1. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Corporation and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 1, the damage to the Corporation and its Affiliates would be irreparable. You therefore agree that the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney's fees incurred in enforcing its rights hereunder. So that the Corporation may enjoy the full benefit of the covenants contained in this Section 1, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 1. You and the Corporation further agree that, in the event that any provision of this Section 1 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Corporation's Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 1. Finally, no claimed breach of this Agreement or other violation of law attributed to the Corporation, or change in the nature or scope of your employment relationship with the Corporation, shall operate to excuse you from the performance of your obligations under this Section 1.

2. Non-Disparagement. During the course of your employment with the Corporation and during the Restricted Period, you agree to take no action which is intended, or would reasonably be expected, to harm the Corporation or any of its Affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Corporation or any of its Affiliates.

3. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Corporation, where control may be by management authority, equity interest or otherwise.

(b) “Confidential Information” means any and all information of the Corporation and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Corporation or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Corporation premises) during your employment and during the period of 12 months immediately following termination of your employment that relate either to the business of the Corporation or to any prospective activity of the Corporation or any of its Affiliates or that result from any work performed by you for the Corporation or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Corporation or any of its Affiliates.

(d) “Person” means an individual, a corporation, a limited liability Corporation, an association, a partnership, an estate, a trust or any other entity or organization, other than the Corporation or any of its Affiliates.

/s/ Christine Bullen	4/18/2016
Christine Bullen	Date

/s/ ILLEGIBLE	4.18.16
Witness	Date

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